Exhibit 99.1

ENERGEN CORPORATION 605 Richard Arrington Jr. Blvd. N. Birmingham, AL 35203-2707
For Release: 6:00 a.m. ET	Contact:	Julie S. Ryland
Tuesday, February 20, 2018		205.326.8421

4Q17 PRODUCTION BEATS GUIDANCE BY 14%, APPROACHES 100 MBOEPD

2018 Production Estimated to Grow 25% YOY at Midpoint

3-Year Production CAGR (2018-2020) Expected to Exceed 28% Per Year

****NOTE: 4Q17 conference call slides available at www.energen.com****

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) (“Energen” or the “company”) today announced financial and operating results for the fourth quarter ended December 31, 2017.

FINANCIAL AND OPERATING HIGHLIGHTS

STRONG EXECUTION DRIVES STRONG 4Q17 AND CY17

•	4Q17 production of 97.4 mboepd exceeded guidance by 14% and surpassed 3Q17 production by 20%.

•	4Q17 oil production of 58.1 mbopd exceeded guidance by 8% and surpassed 3Q17 oil production by 19%.

•	CY17 production of 76.1 mboepd grew 39% from CY16 on strength of Generation 3 completions and greater activity level.

•	4Q17 adjusted EBITDAX of $241 mm grew 39% from 3Q17 and beat internal expectations by 24%.

•	Per-unit LOE and net SG&A beat guidance midpoints by 10% and 9%, respectively.

•	Additions in 2017 replaced production by ≈415%, driving 40% increase in YE17 proved reserves.

•	CY17 proved developed F&D cost totaled $8.38/boe.

•	Updated inventory supports net undeveloped resource potential of 2.7 billion BOE.

GEN 3 PATTERN WELLS CONTINUE TO GENERATE OUTSTANDING RESULTS

•	Gen 3 performance drives strong IRRs through higher EURs and/or acceleration.

•	Updated type curves support superior economics.

•	25 gross/21 net wells turned to production in 4Q17; 64% were multi-zone pattern wells completed in batches.

•

New wells reflect outstanding 24-hr. and 30-day IP rates in Midland and Delaware basins; 4Q17 Delaware Basin wells generated average 24-hour IP rate of 402 boepd/1,000’ and average 30-day IP rate of 272 boepd/1,000’.

BRINGING VALUE FORWARD IN CY18

•	Drilling and development capital (including facilities) estimated to range from $1.1 billion to $1.3 billion.

•	Annual production estimated to range from 91.5-98.5 mboepd.

•	Capital plans include drilling approximately 130 gross/120 net horizontal wells and completing approximately 123 gross/113 net horizontal wells (including 30 gross/28 net DUCs at YE17).

3-YEAR OUTLOOK (2018-2020) LEVERAGES SUPERIOR ECONOMICS TO FURTHER DRIVE SHAREHOLDER VALUE

•	Annual oil production estimated to grow at 3-year CAGR of ≈28%.

•	Annual production estimated to reach ≈160 mboepd in 2020, with 4Q exit rate of ≈170 mboepd.

•	Drilling and development capital estimated to increase to $1.6-$1.8 billion in 2020.

•	YE20 EBITDAX estimated to be ≈$1.6 billion (3-year CAGR: ≈35%).

•	Balance sheet ensures capital flexibility as net debt to EBITDAX expected to remain between 1.0x-1.5x.

Comments from the CEO

“Energen’s breakout year of 2017 culminated with another excellent quarter of execution, growth, and financial strength,” said Energen Chief Executive Officer James McManus. “In the 4th quarter as well as the year, we delivered on our drilling and development plans and exceeded expectations for oil and total production as well as for lease operating and net SG&A expenses.

“As a result of implementing a clearly-defined strategy based on decisions made by the company’s Board and management, Energen is poised to build on its strong performance in 2017. Over the last five years, the Board and management have strategically divested non-core assets and transformed Energen into a low-cost Permian pure-pay with a strong foundation for profitable growth. As we look out over the next three years, we plan to leverage the superior economics of our Permian Basin assets in the Delaware and Midland basins to further drive shareholder value.

“We begin 2018 with a portfolio of high quality, oil-focused assets in the Delaware and Midland basins,” McManus said. “The company is delivering strong returns with the continued implementation of Generation 3 frac designs that are driving significant production growth. At the same, the company remains focused on cost reductions and operating efficiencies and a strong balance sheet that supports growth, capital flexibility, and value creation,” he added.

“Our Gen 3 frac designs are generating strong internal rates of return through higher EURs and/or acceleration, and we estimate that we can generate a 3-year compound annual growth rate (2018-2020) in excess of 28 percent a year while maintaining a net debt to EBITDAX multiple between 1.0x and 1.5x,” McManus said.

“We are extremely pleased with our performance this quarter and confident that Energen is well-positioned to continue delivering strong results and creating shareholder value.”

4Q17 Operations Update

In 4Q17 Energen turned to production 20 gross (16 net) wells in the Midland Basin and 5 gross (5 net) wells in the Delaware Basin. Their early performance continues to reflect outstanding results from Gen 3 frac designs; 64 percent were multi-zone pattern wells completed in batches. During the quarter, Energen operated 6 horizontal drilling rigs and 2 frac crews.

4Q17 Wells Turned to Production

Area	# Wells		Avg. Completed Lateral Length	Avg. Peak 24-Hr IP			Avg. Peak 30-Day IP
				Boepd	Boepd/ 1,000’	% Oil	Boepd	Boepd/ 1,000’	% Oil
Delaware Basin	5	Wolfcamp A (4) 3rd BS Sand (1)	6,297’	2,529	402	74	1,716	272	73
N. Midland Basin	4	Wolfcamp A (2) Wolfcamp B (2)	7,548‘	1,469	195	90	1,020	135	84
N. Midland Basin	5	Lower Spraberry	7,451‘	1,779	239	93	1,425	191	90
N. Midland Basin *	9	M. Spraberry (5) Jo Mill (4)	7,964‘	867	109	89	676	85	86
C. Midland Basin	2	Wolfcamp A	9,160‘	1,766	193	91	1,159	126	82

*	Includes a Middle Spraberry well and a Jo Mill well turned to production in late 3Q17 but not previously disclosed due to timing of first production

Note: 2 test wells drilled in other formations in the Midland Basin are not included

4Q17 Financial Results

For the 3 months ended December 31, 2017, Energen reported GAAP net income from all operations of $262.4 million, or $2.68 per diluted share. Adjusting for a non-cash loss on mark-to-market derivatives of $(37.5 million); a one-time, non-cash tax benefit of $240.1 million resulting from the Tax Cuts and Jobs Act; and miscellaneous non-cash items totaling $(1.4) million: Energen had adjusted net income in 4Q17 of $61.3 million, or $0.63 per diluted share. This compares with an adjusted net loss in 4Q16 of $(26.6 million), or $(0.27) per diluted share. [See “Non-GAAP Financial Measures” beginning on p. 10 for more information and reconciliation.]

Energen’s adjusted 4Q17 net income of $61.3 million exceeded internal expectations by $28.6 million largely due to better-than-expected production; lower-than-expected depreciation, depletion and amortization expense (DD&A), lease operating expense (LOE), and net salaries and general and administrative expense (SG&A); and higher realized oil prices.

Energen’s adjusted EBITDAX in 4Q17 totaled $241.0 million; this was 39 percent higher than adjusted EBITDAX in 3Q17 and 24 percent above internal expectations. In the same period a year ago, Energen’s adjusted EBITDAX totaled $82.1 million. [See “Non-GAAP Financial Measures” beginning on p. 10 for more information and reconciliation.]

4Q17 Production (mboepd)

Commodity	4Q17			Area	4Q17
	Actual	Guidance	% Δ		Actual	Guidance	% Δ
Oil	58.1	54.0	8	Midland Basin	51.7	45.4	14
NGL	19.4	14.9	30	Delaware Basin	37.4	32.4	15
Natural Gas	20.0	16.8	19	Platform/Other	8.2	7.8	5
Total	97.4	85.7	14	Total	97.4	85.7	14

Note: Totals may not sum due to rounding.

4Q17 Expenses

Per BOE, except where noted	4Q17
	Actual		Guidance Mdpt	% Δ
LOE (production costs, marketing & transportation)	$6.02	*	$6.70	(10)
Production & ad valorem taxes (% of revenues exc. hedges)	5.3%		6.2%	(15)
DD&A	$14.43		$16.30	(11)
SG&A	$2.58		$2.85	(9)
Exploration (includes seismic, delay rentals, etc.)	$0.19		$0.20	(5)
Interest ($mm)	$10.3		$10.0	3

*	LOE in the Midland/Delaware basins totaled $4.94/boe

4Q17 Average Realized Prices

Commodity	With Hedges	W/O Hedges
Oil (per barrel)	$50.71	$52.75
NGL (per gallon)	$0.46	$0.52
Natural Gas (per mcf)	$2.25	$2.08

CY17 Financial Results

For CY17, Energen reported GAAP net income from all operations of $306.8 million, or $3.14 per diluted share. Adjusting for a non-cash items, Energen had adjusted net income in CY17 of $73.6 million, or $0.75 per diluted share. This compares with an adjusted net loss in CY16 of $(128.8 million), or $(1.36) per diluted share. Energen’s adjusted EBITDAX in CY17 totaled $653.0 million – more than double the company’s adjusted EBITDAX in CY16 of $293.2 million. [See “Non-GAAP Financial Measures” beginning on p. 10 for more information and reconciliation.]

CY17 Production (mboepd)

By Commodity	CY17	CY16*	% Δ	By Basin	CY17	CY16*	% Δ
Oil	46.4	34.5	34	Midland Basin	42.4	35.3	20
NGL	14.4	9.4	53	Delaware Basin	25.6	10.3	149
Natural Gas	15.3	10.7	43	Platform/Other	8.1	9.0	(10)
Total	76.1	54.6	39	Total	76.1	54.6	39

*	Excludes 2016 asset sales

Note: Totals may not sum due to rounding

CY17 Expenses

Per BOE, except where noted	CY17	CY16*	% Δ
LOE (production costs, marketing & transportation)†	$6.61	$7.86	(16)
Production & ad valorem taxes (% of revenues exc. hedges)	6.0%	6.6%	(9)
DD&A	$17.23	$21.45	(20)
SG&A	$3.05	$4.32	(29)
Exploration (includes seismic, delay rentals, etc.)	$0.29	$0.27	7
Interest ($mm)	$38.4	$36.9	4

*	Excludes 2016 asset sales

† LOE in the Midland and Delaware basins totaled $5.28/boe in CY17, down 15 percent from $6.23/boe in CY16

2017 Capital

Drilling and development capital in 2017 totaled $902 million, including $197 million in the fourth quarter. Total capital invested in 2017 including leasehold/mineral acquisitions and FF&E totaled $1.2 billion in 2017 and $217 million in the fourth quarter. During 4Q17, Energen added approximately 1,600 net acres of proved and unproved leasehold for some $16 million.

Liquidity and Leverage Update

At December 31, 2017, Energen had cash of $0.4 million, long-term debt of $527.9 million, and $255.0 million drawn on its $1.05 billion line of credit. The company’s net debt-to-adjusted EBITDAX at year-end 2017 totaled 1.2x.

2018 Overview

Energen plans to invest $1.1 billion to $1.3 billion of capital for drilling and development activities in 2018 (approximately $550-$650 million in each of the Delaware and Midland basins). Approximately 81 percent of the capital will be invested in drilling and developing operated wells; some 13 percent is allocated to saltwater disposal wells and other facilities; and the remainder is expected to be spent on non-operated and other activities. For its unhedged volumes, Energen’s 2018 plans assume recent strip prices of $58 WTI per barrel of oil, $0.65 per gallon of NGL, and $2.75 Henry Hub per Mcf of gas.

The company plans to drill approximately 130 gross/120 net horizontal wells in 2018 and complete approximately 123 gross/113 net horizontal wells, including 30 gross/28 net year-end 2017 drilled but uncompleted wells (DUCs). The working interest of completed wells in 2018 is approximately 90 percent, and the average lateral length is approximately 8,000’. The company estimates its YE18 DUCs will total approximately 37 gross/35 net. Energen also plans to drill 7 gross/7 net vertical wells in the Midland Basin and complete 6 gross/6 net of them.

During 2018, the company plans to run an average of 9 drilling rigs and 4.5 frac crews.

Primary horizontal well targets in 2018 are the Wolfcamp A and B in the Delaware Basin; the Jo Mill, Middle Spraberry, Lower Spraberry and Wolfcamp A and B zones in the northern Midland Basin; and the Wolfcamp A and B in the central Midland Basin. [See 4Q17 conference slides for updated DC&E costs, type curves, EURs, and internal rates of return for Energen’s 2018 program.]

2018 Production Guidance

Energen’s production in 2018 is estimated to range from 91.5-98.5 mboepd, reflecting a 25 percent increase from 2017 at midpoint.

Area	2018 Guidance Range	2018 Guidance Midpoint	2017 Actual	% Change Mdpt. vs Actual
Midland Basin	48.5 - 51.5	50.0	42.4	18
Delaware Basin	37.0 - 39.0	38.0	25.6	48
Platform/Other	6.0 - 8.0	7.0	8.1	(14)
Total	91.5 - 98.5	95.0	76.1	25

NOTE: Totals may not sum due to rounding

Commodity	2018 Guidance Range	2018 Guidance Midpoint	2017 Actual	% Change Mdpt. vs Actual
Oil	55.5 - 58.5	57.0	46.4	23
NGL	17.0 - 19.0	18.0	14.4	25
Gas	19.0 - 21.0	20.0	15.3	31
Total	91.5 - 98.5	95.0	76.1	25

NOTE: Totals may not sum due to rounding

Guidance by Basin	1Q18e	2Q18e	3Q18e	4Q18e
Midland Basin	49.5 - 52.5	48.5 - 51.5	46.5 - 49.5	50.0 - 53.0
Delaware Basin	30.0 - 32.0	33.0 - 35.0	37.0 - 39.0	47.5 - 49.5
Platform/Other	6.5 - 8.5	6.0 - 8.0	6.0 - 8.0	6.0 - 8.0
Total	86.0 - 93.0	87.5 - 94.5	89.5 - 96.5	103.5 - 110.5

NOTE: Totals may not sum due to rounding

Guidance by Commodity	1Q18e	2Q18e	3Q18e	4Q18e
Oil	51.5 - 54.5	51.5 - 54.5	54.0 - 57.0	65.0 - 68.0
NGL	16.5 - 18.5	17.0 - 19.0	16.5 - 18.5	18.0 - 20.0
Gas	18.0 - 20.0	19.0 - 21.0	19.0 - 21.0	20.0 - 22.0
Total	86.0 - 93.0	87.5 - 94.5	89.5 - 96.5	103.5 - 110.5

NOTE: Totals may not sum due to rounding

2018 First Production/Flow back (Operated Horizontal Wells – Gross/Net)

	1Q18e	2Q18e	3Q18e	4Q18e	CY18e
Midland Basin	9/8	16/15	15/14	26/22	66/58
Delaware Basin	4/4	12/10	14/13	21/21	51/48

NOTE: Totals may not sum due to rounding

2018 Expenses

Energen expects most of its per-unit expenses to continue declining year-over-over in 2018 as production increases. LOE per boe in CY18 is estimated to range from $5.05-$5.25 in the Midland Basin, $5.35-$5.55 in the Delaware Basin, and $21.55-$21.75 in the Central Basin Platform/Northeast Shelf areas (“Platform”). Net SG&A per boe in CY18 is estimated to be comprised of cash of $1.85-$2.05 per boe and non-cash, equity-based compensation of $0.45-$0.65 per boe.

Per BOE, except where noted	2018e	CY17 Actual
LOE (production costs, marketing & transportation)	$6.40 - $6.60	$6.61
Production & ad valorem taxes (% of revenues, excluding hedges)	6.2%	6.0%
DD&A expense	$14.00 - $14.50	$17.23
Salaries and general & administrative expense, net	$2.30 - $2.70	$3.05
Exploration expense (seismic, delay rentals, etc.)	$0.15 - $0.20	$0.29
Interest expense ($MM)	$46.5 - $51.5	$38.4
FF&E depreciation ($MM)	$4.0 - $5.0	$4.6
Accretion of discount on ARO ($MM)	$5.5 - $7.0	$5.8
Effective tax rate (%)	22% - 24%	37%

Per BOE, except where noted	1Q18e	2Q18e	3Q18e	4Q18e
LOE	$6.20 - $6.40	$6.75 - $6.95	$6.55 - $6.75	$6.15 - $6.35
Production & ad valorem taxes*	6.4%	6.2%	6.2%	6.2%
DD&A expense	$14.70 - $15.20	$14.45 - $14.95	$13.85 - $14.35	$13.15 - $13.65
SG&A, net	$2.80 - $3.20	$2.40 - $2.80	$2.30 - $2.70	$1.80 - $2.20
Exploration expense	$0.15 - $0.20	$0.15 - $0.20	$0.15 - $0.20	$0.15 - $0.20
Effective tax rate (%)	22% - 24%	22% - 24%	22% - 24%	22% - 24%

* % of revenues, excluding hedges

3-Year Outlook

Energen’s management believes the quality of its deep inventory in the Permian Basin supports a 3-year compound annual production growth rate of more than 28 percent a year (2018-2020). This growth comes as Energen maintains an outstanding balance sheet while increasing capital investment to bring forward the value of its inventory. Energen estimates that its annual production will grow from 95 mboepd (at guidance midpoint) in 2018 to more than 160 mboepd in 2020 and that 4Q production will increase from 107 mboepd (at guidance midpoint) in 2018 to approximately 135 mboepd in 2019 and 170 mboepd in 2020.

At recent strip prices, Energen estimates that its capital plans support annual investment in drilling and development activities in a range of $1.4-$1.6 billion in 2019 and $1.6-$1.8 billion in 2020. Energen’s EBITDAX at year-end 2020 is estimated to be approximately $1.6 billion, representing a 3-year CAGR of approximately 35 percent a year. (Oil prices used in the 3-year outlook reflect recent strip prices of $58 per barrel in 2018, $54 in 2019, and $52 in 2020).

YE17 Proved Reserves Increase 40% to 444 MMBOE

Energen’s proved reserves at year-end 2017 totaled 444 mmboe, up approximately 40 percent from year-end 2016. Reserve additions of 115.5 mmboe replaced production by 415 percent and were driven by an active drilling and completion program in the Midland and Delaware basins that featured Gen 3 frac designs. Proved reserves in the Delaware Basin alone rose 177 percent. The CY17 proved developed finding and development (F&D) cost totaled $8.38 per boe.

Proved developed F&D per boe is defined as exploration and development costs divided by the sum of reserves associated with discoveries and extensions placed on production during 2017, transfers from proved undeveloped reserves at year-end 2016, and revisions (excluding price-related revisions) of previous estimates of proved developed reserves in 2017.

Commodity prices used for calculating reserves at year-end 2017 were higher than those at year-end 2016. WTI oil prices rose 20 percent to $51.34, while NGL prices (before transportation and fractionation) increased 46 percent to 57 cents per gallon and Henry Hub natural gas prices increased 20 percent to 2.98 per thousand cubic feet (Mcf).

Proved Reserves by Basin (MMBOE)

Basin	YE16	2017 Production	2017 Acquisitions/ (Divestitures)	2017 Additions	2017 Price/Other Revisions	YE17
Midland Basin	236.4	(15.5)	—	49.0	23.9	293.8
Delaware Basin	39.1	(9.4)	0.2	66.3	11.8	108.1
Platform/Other	40.9	(3.0)	—	0.1	4.1	41.1

TOTAL	316.3	(27.8)	0.2	115.5	39.8	444.0

NOTE: Totals may not sum due to rounding

Proved Reserves by Commodity (MMBOE)

Commodity	2017	2016
Oil	257	200
Natural gas liquids	91	58
Natural gas	96	58

TOTAL	444	316

NOTE: Totals may not sum due to rounding

YE17 3P Reserves & Contingent Resources (MMBOE)

Basin	Proved	Probable	Possible	Contingent Resources	Total
Midland Basin	294	154	130	979	1,557
Delaware Basin	108	40	46	1,243	1,437
Platform/Other	42	—	—	1	43

TOTAL	444	194	176	2,223	3,037

NOTE: Totals may not sum due to rounding

The definitions of probable and possible reserves and contingent resources imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the company’s estimate of current costs to drill wells in each basin and bring associated production to market. [See Cautionary Statements on p. 9].

Hedges

Energen entered 2018 with 13.5 mmbo, or 65 percent of its estimated production guidance midpoint, hedged with 3-way collars at an average call price of $60.04 per barrel. Approximately 38 percent of its estimated NGL volumes has been hedged an average price of $0.59 per gallon; and some 8 percent of its gas volumes has been hedged at an average NYMEX-equivalent price of $3.56 per Mcf.

Energen also has hedged the WTI Midland to WTI Cushing differential for 10.8 million barrels, or 58 percent of its estimated sweet oil production, at an average price of $(1.01) per barrel.

2018 Hedges

Oil	2018 Hedge Volumes	% Hedged	Avg. NYMEX Price
Three-way Collars	13.5 mmbo	65%
Call Price			$60.04
Put Price			$45.47
Short Put Price			$35.47

Commodity	2018 Hedge Volumes	% Hedged	Avg. NYMEXe Price
NGL	105.8 mm gallons	38%	$0.59 per gallon
Natural Gas	3.6 bcf	8%	$3.56 per mcf

Energen’s average realized prices in 2018 will reflect commodity and basis hedges, oil transportation charges of approximately $1.95 per barrel, NGL T&F fees of approximately $0.14 per gallon, and basis differentials applicable to unhedged production. Gas and NGL production also are subject to percent of proceeds contracts of approximately 85%.

The assumed natural gas basis for 2018 is $(1.00) per Mcf, and the assumed WTI Midland to WTI Cushing basis differential is $(1.15). Assumed prices for unhedged volumes in 2018 are $58/barrel, $0.65/gallon, and $2.75 per Mcf.

All 2018 hedges are pro rata throughout the year.

Estimated Price Realizations (pre-hedge):

	CY18e	1Q18e
Crude oil (% of NYMEX/WTI)	95%	96%
NGL (after T&F) (% of NYMEX/WTI)	32%	33%
Natural gas (% of NYMEX/Henry Hub)	52%	59%

2019 Hedges

Oil	2019 Hedge Volumes	Avg. NYMEX Price
Three-way Collars	5.4 mmbo
Call Price		$61.53 per barrel
Put Price		$45.67 per barrel
Short Put Price		$35.67 per barrel

In addition, Energen has hedges in place for 25.2 million gallons of 2019 NGL production at an average price of $0.66 per gallon and has hedged the Midland to Cushing differential on approximately 5.0 million barrels of its 2019 oil production at an average price of $(0.44).

Conference Call

4Q17 slides associated with Energen’s quarterly release and conference call are available at www.energen.com. Energen will hold its quarterly conference call Tuesday, February 20, at 8:30 a.m. ET. Investment community members may participate by calling 1-877-407-8289 (reference Energen earnings call). A live audio Webcast of the program as well as a replay may be accessed via www.energen.com.

Energen Corporation is an oil-focused exploration and production company with operations in the Permian Basin in west Texas and New Mexico. For more information, go to www.energen.com.

FORWARD LOOKING STATEMENTS: All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to the timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, the nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, the timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “foresee”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “seek”, “will” or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward-looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website - www.energen.com.

CAUTIONARY STATEMENTS: The SEC permits oil and gas companies to disclose in SEC filings only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. Outside of SEC filings, we use the terms “estimated ultimate recovery” or “EUR,” reserve or resource “potential,” “contingent resources” and other descriptions of volumes of non-proved reserves or resources potentially recoverable through additional drilling or recovery techniques. These estimates are inherently more speculative than estimates of proved reserves and are subject to substantially greater risk of actually being realized. We have not risked EUR estimates, potential drilling locations, and resource potential estimates. Actual locations drilled and quantities that may be ultimately recovered may differ substantially from estimates. We make no commitment to drill all of the drilling locations that have been attributed these quantities. Factors affecting ultimate recovery include the scope of our on-going drilling program, which will be directly affected by the availability of capital, drilling, and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approvals, and geological and mechanical factors. Estimates of unproved reserves, type/decline curves, per-well EURs, and resource potential may change significantly as development of our oil and gas assets provides additional data. Additionally, initial production rates contained in this news release are subject to decline over time and should not be regarded as reflective of sustained production levels.

Financial, operating, and support data pertaining to all reporting periods included in this release are unaudited and subject to revision.